Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

AMBIT BIOSCIENCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: The name of the Company is Ambit Biosciences Corporation, the original name of the Company is Aventa Biosciences Corporation and the date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware was May 17, 2000.

TWO: Alan Fuhrman is the duly elected and acting Chief Financial Officer of the Company.

THREE: The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article IV.E., Section 4(m)(i)(C) shall be amended and restated to read in its entirety as follows:

“(C) “Initial Canadian Closing Date” shall mean the date that is the earlier to occur of (x) January 18, 2013 and (y) the first date on which Ambit Biosciences (Canada) Corporation issues shares pursuant to a Canadian Purchase Agreement.”

FOUR: The foregoing amendments were submitted to the stockholders of the Company for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Ambit Biosciences Corporation has caused this First Certificate of Amendment to be signed by its Chief Financial Officer this 10th day of December, 2012.

AMBIT BIOSCIENCES CORPORATION

Signature:	/s/ Alan Fuhrman

Print Name: Alan Fuhrman

Title: Chief Financial Officer